Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

of

W. P. CAREY INC.

W. P. CAREY INC., a Maryland corporation having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                                                W. P. Carey Inc., a Maryland corporation, desires to amend and restate its charter.

SECOND:                          The charter of the Corporation (as herein defined) is hereby amended and restated in its entirety to read as follows, which are all of the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (hereinafter, the “Corporation”) is W. P. Carey Inc.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.  For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.  The name and address of the resident agent of the Corporation in the State of

Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.  The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1                        Number of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation shall be twelve, which number may be increased or decreased only by the Board of Directors pursuant to the bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”).  The names of the current directors who shall serve until the next annual meeting of stockholders and their successors are duly elected and qualify or they are replaced in accordance with applicable law, are:

Trevor P. Bond

Francis J. Carey

Nathaniel S. Coolidge

Eberhard Faber, IV

Benjamin H. Griswold, IV

Axel K.A. Hansing

Richard C. Marston

Robert E. Mittelstaedt, Jr.

Charles E. Parente

Nick J.M. van Ommen

Karsten von Köller

Reginald Winssinger

Section 4.2                        Vacancies.  Subject to the rights of holders of any class or series of stock hereafter classified or reclassified to elect one or more directors voting separately as a class, the Board of Directors may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director so elected by the Board of Directors to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and such director’s successor is duly elected and qualifies.  The Corporation elects, at such time as it becomes eligible under Section 3-802 of the MGCL, to make the election provided for under Section 3-804(c) of the MGCL that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock hereafter classified or reclassified, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and such director’s successor is duly elected and qualifies.  No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director. Whenever the holders of any one or more classes or series of stock of the Corporation shall have the right to elect one or more directors voting separately as a class, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in Section 4.1 above or in accordance with the Bylaws. Notwithstanding the foregoing, and except as may otherwise be required by applicable law, whenever the holders of any class or series of stock of the Corporation shall have the right to elect one or more directors voting separately as a class, the director or directors so elected by such holders shall serve for the remainder of the full term of the directorship in which such vacancy occurred and each such director’s successor is duly elected and qualifies.

Section 4.3                        Removal of Directors.  Subject to the rights of holders of any class or series of stock hereafter classified or reclassified to elect one or more directors voting separately as a class (which director or directors may only be removed by the holders of such class or series of stock in accordance with the terms and conditions of such class or series of stock and applicable law), any director, or the entire Board of Directors, may be removed from office at any time but only for cause and then only by the stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast generally in the election of directors.  For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 4.4                        Extraordinary Actions. Except as specifically provided in Section 4.3 (relating to removal of directors) and in Article VII (relating to certain amendments of the Charter, including amendments to Article VI (relating to restrictions on transfer and ownership of shares) hereof), notwithstanding any provision of law requiring any action to be taken, approved or authorized by the stockholders by a greater proportion of votes of all classes or of any class or series of stock entitled to be cast on the matter, any such action shall be effective and valid if declared advisable by the Board of Directors and taken, approved or authorized by the stockholders by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter.

Section 4.5                        Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the MGCL, the Charter or the Bylaws.

Section 4.6                        Preemptive Rights and Appraisal Rights.  Except as may be provided by the Board of Directors in setting the terms of any class or series of stock hereafter classified or reclassified in accordance with Section 5.4 or as may otherwise be provided by contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or any other security or right of the Corporation that it may issue or sell.  Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.7                        Indemnification.  The Corporation shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are directors or officers of the Corporation (or a predecessor thereof the existence of which ceased upon consummation of a merger, consolidation or other transaction with the Corporation) for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director or an officer.  The Corporation shall pay or reimburse all reasonable expenses incurred by a present or former director or officer of the Corporation (or a predecessor thereof the existence of which ceased upon consummation of a merger, consolidation or other transaction with the Corporation) in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Corporation may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law, by the Board of Directors, by the stockholders by the affirmative vote of at least a majority of all the votes entitled to be cast thereon or special legal counsel appointed by the Board of Directors. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors and officers under this Section 4.7 in respect of any act or omission that occurred prior to such amendment or repeal.

Section 4.8                        Determinations by Board.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock:  the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.9                        REIT Qualification.  If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall take such actions as it determines necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

Section 4.10                Powers.  The enumeration and definition of particular powers of the Board of Directors included in this Article IV shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the MGCL as now or hereinafter in effect.

ARTICLE V

STOCK

Section 5.1                        Authorized Shares.  The Corporation has authority to issue Five Hundred Million (500,000,000) shares of stock, $0.001 par value per share, consisting of Four Hundred Fifty Million (450,000,000) shares of Common Stock, $0.001 par value per share (the “Common Stock”), and Fifty Million (50,000,000) shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is Five Hundred Thousand and 00/100 Dollars ($500,000.00).  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.  The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2                        Common Stock.  The following is a description of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption, as applicable, of the Common Stock of the Corporation:

Section 5.2.1                        Voting Powers.  Subject to the provisions of Article VI, each share of Common Stock shall entitle the holder thereof to one vote and, except as may otherwise be specified in the terms of any class or series of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of Common Stock.  Shares of Common Stock shall not have cumulative voting rights.

Section 5.2.2                        Distributions or Dividends.  Subject to the provisions of law, the Charter and Bylaws of the Corporation and any rights or preferences as to dividends of any class or series of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class or series of the Corporation’s stock, may be paid ratably on the Common Stock at such time and in such amounts as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, if applicable.

Section 5.2.3                        Rights Upon Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class or series of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class or series of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

Section 5.2.4                        Classification or Reclassification of Common Stock.  The Board of Directors may classify any unissued shares of Common Stock of any class or series thereof and reclassify any previously classified but unissued shares of Common Stock from time to time into one or more classes or series of stock (including, without limitation or obligation, into shares of Preferred Stock or any class or series thereof).

Section 5.3                        Preferred Stock.  The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series thereof from time to time, into one or more classes or series of stock (including, without limitation or obligation, into shares of Common Stock or any class or series thereof).

Section 5.4                        Classified or Reclassified Shares.  Prior to issuance of classified or reclassified shares of stock of any class or series, the Board of Directors by resolution shall:  (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers (including the ability to grant exclusive voting rights on a Charter amendment that would alter the contract rights, as expressly set forth in the Charter, only of the specified class or series of stock), restrictions, including without limitation, restrictions as to transferability, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland.  Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

Section 5.5                        Charter and Bylaws.  The rights of all stockholders and the terms of all stock (whether set forth herein or as hereinafter set forth in articles supplementary or any amendment or restatement of the Charter) are subject to the provisions of the Charter and the Bylaws.  The Board of Directors shall have the exclusive power to adopt, amend, alter or repeal any provision of the Bylaws and to make new Bylaws.  The stockholders of the Corporation shall not have the power to make, adopt, amend, alter or repeal any provision of the Bylaws.

Section 5.6                        Stock Certificates.  The Corporation shall not be obligated to issue certificates representing shares of its stock.  At the time of issue or transfer of shares of stock that are not represented by certificates, the Corporation shall provide the stockholder with such information as may be required under the MGCL and the Maryland Uniform Commercial Code - Investment Securities of the Annotated Code of Maryland.

Section 5.7                        Written Consent of Stockholders.  Any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders with the unanimous consent of stockholders entitled to vote thereon given in writing or by electronic transmission.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1                        Definitions.  For the purpose of this Article VI, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit.  The term “Aggregate Stock Ownership Limit” shall mean seven and nine-tenths percent (7.9%) in value or in the number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Capital Stock, excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes.  The value and number of the outstanding shares of Capital Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.  For purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and Section 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock.  The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust.  The term “Charitable Trust” shall mean any Charitable Trust provided for in Section 6.3.1.

Common Stock Ownership Limit.  The term “Common Stock Ownership Limit” shall mean seven and nine-tenths percent (7.9%) in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of Common Stock of the Corporation excluding any outstanding shares of Common Stock not treated as outstanding for federal income tax purposes.  The number and value of the outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not Common Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder.  The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 6.2.6.

Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Charter or the Board of Directors pursuant to

Section 6.2.6 and subject to adjustment pursuant to Section 6.2.7, the percentage limit established for an Excepted Holder by the Charter or the Board of Directors pursuant to Section 6.2.6.

Initial Date.  The term “Initial Date” shall mean the date of the issuance of Common Stock pursuant to the REIT conversion of W. P. Carey & Co. LLC, a Delaware limited liability company with and into the Corporation, and the merger of an affiliate of Corporate Property Associates 15 Incorporated with and into a subsidiary of the Corporation or such other date as determined by the Board of Directors in its sole discretion.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.  The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

Person.  The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 6.2.1, would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of Section 6.2.1(a).  If appropriate in the context, “Prohibited Owner” shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 4.9 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trustee.  The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.

Section 6.2                        Capital Stock.

Section 6.2.1                    Ownership Limitations.  During the period commencing on the Initial Date and prior to the Restriction Termination Date but subject to Section 6.4:

(a)                               Basic Restrictions.

(i)                                  (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)                              Except as provided in Section 6.2.6 hereof, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(iii)                          No person shall Transfer shares of Capital Stock to the extent that such Transfer would result in the Capital Stock being beneficially owned by fewer than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code).

(iv)                          Except as provided in Section 6.2.6 hereof, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such

Beneficial Ownership or Constructive Ownership would cause the Corporation to Constructively Own ten percent (10%) or more of the ownership interests in a tenant of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code.

(v)       Except as provided in Section 6.2.6 hereof, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would cause any independent contractor of the Corporation to not be treated as such under Section 856(d)(3) of the Code.

(vi)       No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT.

(b)        Transfer in Trust.  If any Transfer of shares of Capital Stock (or any other event) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 6.2.1(a)(i), (ii), (iii), (iv), (v) or (vi),

(i)         then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.2.1(a)(i), (ii), (iii), (iv), (v) or (vi) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares of Capital Stock; or

(ii)        if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i), (ii), (iii), (iv), (v) or (vi), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1(a)(i), (ii), (iii), (iv), (v) or (vi) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 6.2.2     Remedies for Breach.  If the Board of Directors or any duly authorized committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 6.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable, in its sole discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.2.1 shall automatically result in the transfer to the Charitable Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 6.2.3     Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 6.2.1(a) or any Person who would have Beneficially Owned or Constructively Owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 6.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 6.2.4   Owners Required To Provide Information.  From the Initial Date and until the Restriction Termination Date:

(a)        Every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in value of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of each class or series of Capital Stock Beneficially Owned and a description of the manner in which such shares are held.  Each such owner shall provide promptly to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b)        Each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide promptly to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

Section 6.2.5   Remedies Not Limited.  Subject to Section 4.9 of the Charter, nothing contained in this Section 6.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 6.2.6   Exceptions.

(a)        The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit or the restrictions under 6.2.1(a)(iv) and (v), as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its status as a REIT.

(b)        Prior to granting any exception pursuant to Section 6.2.6(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)        Subject to Section 6.2.1(a)(ii), (iv), (v) and (vi), an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or private resale of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or resale of such Capital Stock, and provided that the restrictions contained in Section 6.2.1(a) will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Capital Stock.

Section 6.2.7   Change in Aggregate Stock Ownership and Common Stock Ownership Limits. The Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit; provided, however, that a decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person whose Beneficial Ownership or Constructive Ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such Person’s Beneficial Ownership or Constructive Ownership of Capital Stock equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but until such time as such Person’s Beneficial Ownership or Constructive Ownership of Capital Stock falls below such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit any further acquisition or increase in Beneficial Ownership or Constructive Ownership of Capital Stock will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would not allow five or fewer Persons (taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

Section 6.2.8   Legend.  Each certificate for shares of Capital Stock shall bear a legend summarizing the provisions of this Article VI.  Instead of such legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 6.3      Transfer of Capital Stock in Trust.

Section 6.3.1   Ownership in Trust.  Upon any purported Transfer or other event described in Section 6.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 6.2.1(b).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.3.6.

Section 6.3.2   Status of Shares Held by the Trustee.  Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation.  The Prohibited Owner shall have no rights in the Capital Stock held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

Section 6.3.3   Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 6.3.4   Sale of Shares by Trustee.  Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.2.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.4.  The Prohibited Owner shall receive the lesser of (1) the price paid by the

Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust.  The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.

Section 6.3.5   Purchase Right in Stock Transferred to the Trustee.  Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary.  The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 6.3.4.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

Section 6.3.6   Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 6.4      NYSE Transactions.  Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 6.5      Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.6      Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 6.7      Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 6.1 of this Article VI, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make, adopt, amend, alter or repeal any provision contained in the Charter, now or hereafter authorized by law, including any amendment (by merger, consolidation or otherwise) altering the terms or contract rights as expressly set forth in the Charter of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.  Except for amendments to Section 4.3, Article VI or the next sentence of the Charter and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the stockholders by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 4.3, Article VI or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law as in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SEVENTH:  The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was One Hundred Million (100,000,000) shares, $0.001 par value per share, all of which were classified as common stock. The aggregate par value of all shares of stock having par value was One Hundred Thousand and 00/100 Dollars ($100,000.00).

EIGHTH:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is Five Hundred Million (500,000,000) shares, consisting of Four Hundred Fifty Million (450,000,000) shares of Common Stock, $0.001 par value per share, and Fifty Million (50,000,000) shares of Preferred Stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having par value is Five Hundred Thousand and 00/100 Dollars ($500,000.00).

NINTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

TENTH:  These Articles of Amendment and Restatement shall become effective upon acceptance for record by the SDAT.

[Signature Page Follows]

IN WITNESS WHEREOF, W. P. Carey Inc. has caused the foregoing Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 21st day of June, 2012.

W. P. Carey Inc.

By:	/s/Trevor P. Bond
Trevor P. Bond
Chief Executive Officer

ATTEST

By:	/s/Susan C. Hyde
Susan C. Hyde
Secretary